Exhibit 2.2

SCHEDULE OF AGREEMENTS

SUBSTANTIALLY IDENTICAL IN ALL MATERIAL RESPECTS

TO FORM OF AGREEMENT FILED AS

EXHIBIT 2.1 TO THIS CURRENT REPORT ON FORM 8-K

PURSUANT TO

INSTRUCTION 2 TO ITEM 601 OF REGULATION S-K

In accordance with the instructions to Item 601 of Regulation S-K, Equity Residential and ERP Operating Limited Partnership (“ERP”) have omitted filing nine Real Estate Sale Agreements (“Sale Agreements”) as exhibits to this Current Report on Form 8-K because they are substantially identical in all material respects to the Real Estate Sale Agreement filed as Exhibit 2.1. The purchaser under each Sale Agreement is SCG Atlas Acquisition, L.P., the sellers are ERP and wholly-owned subsidiaries thereof, and the only material details in which such Sale Agreements differ from the Real Estate Sale Agreement filed as Exhibit 2.1 are with respect to the properties covered by such Sale Agreements. The following sets forth which assets are subject to the nine Sales Agreements not filed:

1.	Park Aire

2.	Hammocks Place, Coconut Palm Club, Promenade at Aventura, Kings Colony, Estates at Wellington, The Winston

3.	Cierra Crest, Village at Bear Creek, Copper Canyon, Orchard Ridge, Huntington Park

4.	The Marks, Dartmouth Woods

5.	Red Road Commons, Midtown 24, Mosaic at Largo, Northlake, Westchester Pavillions, Governors Green

6.	Oaks at Falls Church, Scarborough Square

7.	Oak Mill I and II (two assets), Canterbury, Residences at Bayview

8.	Stoney Ridge

9.	Gables Grand Plaza